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                                                                  EXHIBIT (c)(6)


                    Amendment to Special Severance Pay Plan


                 RESOLVED, that Section 2 of the Corporation's Special Severance Pay Plan is hereby amended in its entirety to read as follows:

         2. Change in Control. Benefits provided herein shall be payable only in the event there shall have occurred a "Change of control" as defined below, and an Employee's employment by the Company shall thereafter have been terminated in accordance with Section 3 below. Each event constituting a "Change in Control" as defined below shall be considered a separate "Change of Control" entitling an Employee to the Benefits provided herein if his employment by the Company shall have been terminated in accordance with Section 3 below following such "Change in Control". For purposes of this Plan, a "Change in Control" shall be deemed to have occurred upon the happening of any of the following events:

                 (1) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries;
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                 (ii) individuals who, as of February 17, 1994, constitute the
                 Board of Directors of the Company (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of such Board, provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

                 (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or
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                 a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.